CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                    * * * * *

      CitiFinancial Credit Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said corporation, June 28, 1999, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

      RESOLVED, that the Certificate of Incorporation of CitiFinancial Credit Company be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

      The name of the corporation is: Commercial Credit Company.

      SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said CitiFinancial Credit Company has caused this certificate to be signed by Martin J. Wong, its Vice President, this 28th day of June, 1999.

                                              /s/ Martin J. Wong
                                              By: Martin J. Wong, Vice President